MICRON ENVIRO SYSTEMS, INC.

(“Micron”)

1205-789 West Pender Street

Vancouver, BC

Canada V6C 1H2

Tel: (604) 646-6903

February 20, 2007

MENV—OTCBB  USA

NDDA—Frankfurt Stock Exchange Symbol

A0J3PY—WKN # Frankfurt Stock Exchange

Has Increased Alberta Oil Sands Acreage Approximately 4,500% in 2007

Micron Enviro Systems, Inc. (OTCBB: MENV) (Frankfurt Stock Exchange: NDDA --- WKN:A0J3PY---ISIN: US59510E2072) ("Micron") Micron has increased it’s net land holdings in the Alberta Oil Sands by approximately 4,500% in 2007.  Micron acquired an impressive 50% interest in sixteen new Oil Sands sections in Alberta, Canada in 2007 which constitutes an increase of approximately 4,500% in our net acreage from Micron’s 2006 total.   These sixteen new sections are comprised of the following contiguous prospects:

Fort McMurray Prospect—Micron has acquired 50% of two new sections located within and contiguous to the city of Fort McMurray in Alberta. Fort McMurray is the primary city where most of the largest Oil Sands facilities are located including Syncrude, Suncor and Petro-Canada.

Peace River Prospect-— Micron now has a 50% interest in eight contiguous sections in the Peace River Oil Sands Region in close proximity to the Shell/BlackRock Seal Project.  Shell recently bought BlackRock Ventures for $24 per share. Shell has stated there is exposure to over one billion barrels of oil in place at the Seal property.

Western Athabasca Prospect—Micron has 50% interest in six contiguous sections bordered by Paramount Energy and is situated directly above the massive Oil Sands package that the Royal Dutch Shell paid approximately $450,000,000 for.

As well as the above mentioned prospects, Micron also has interests in three additional Alberta Oil Sands leases.  Two of these other sections are located in close proximity to our existing Leismer Prospect that is currently being worked on.  The other sections are located in close proximity to the Royal Dutch Shell’s $450,000,000 recent purchase.

Please refer to the updated maps on the website for all of the Alberta Oil Sands lease locations. http://www.micronenviro.com/s/AlbertaOilSands.asp

Micron plans to acquire additional land in the Alberta Oil Sands in the near future.

Not only has Micron substantially increased its Alberta Oil Sands leases, Micron has just been notified by the operator of the Leismer Oil Sands Prospect that, “Interpretation of the seismic data, core hole data and log data has confirmed our initial evaluation of the data on the Leismer Prospect. With further drilling there may be more than one potential SAGD oil sand pod on the property.  Based on our oil sands model it appears that the formation is similar to the Petrobank channel directly to the SE of our property. Based on this data, the thickness of the McMurray Oil Sands Formation could be 22 metres (72 gross feet).”  A more intense work program is now being formulated with the ultimate goal of going into production on this prospect in the near future. This prospect lies directly between Petrobank and North American Oil Sands.  Petrobank has stated a potential resource of 1.6 billion barrels and North American Oil Sands with a stated 4.09 billion potential barrels in ground.

Bernard McDougall, Micron’s president stated, “Management is extremely excited about the recent news from the company.  Not only has there been a net increase of 4,500% in Alberta Oil Sand acreage, but Micron has received very positive news from the Leismer Oil Sands Prospect in the past week.  Management feels that the market may not understand the importance of the recent announcements, considering the shares are still below the high, despite adding substantially to the underlying assets and now achieving milestone type results on our Leismer Oil Sands Prospect so far. Considering Micron only has a market capitalization of approximately $25 million at the moment, we feel that 2007 should be a break out year and expect that when Micron’s story is properly explained, especially at the upcoming trade shows, Micron shares should reflect the significant achievements made so far in 2007.”

Micron has also confirmed that representatives from the company will be attending two significant financial trade shows, one in Toronto, Canada on March 4-7 2007, and the other in Stuttgart, Germany on March 16-18, 2007.

Micron is an emerging oil and gas company that now has exposure to seven separate leases consisting of intrest in 20.5 gross sections in the Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has minor production from multiple conventional oil and gas wells. Micron's goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. Micron continues to look for additional projects that would contribute to building Micron's market capitalization, including additional Oil Sands projects.

If you have any questions, please call Micron at (604) 646-6903. If you would like to be added to Micron's update email list, please send an email to info@micronenviro.com requesting to be added.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as ``may,'' ``should,'' ``expects,'' ``plans,'' ``anticipates,'' ``believes,'' ``estimates,'' ``predicts,'' ``potential'' or ``continue'' or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled ``Risk Factors'' in the Company's periodic filings with the United States Securities and Exchange Commission, which can be viewed at <http://www.SEC.gov>. For all details regarding working interests in all of MENV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.

Contact Information:

Bernard McDougall

Micron Enviro Systems, Inc.

ir@micronenviro.com

TEL: (604) 646-6903

Fax:  (604) 689-1733

www.micronenviro.com